Exhibit 99.1

VIASPACE SUBSIDIARY DIRECT METHANOL FUEL CELL CORPORATION ADDS ENGINEERING MANAGER IN KOREA

PASADENA, CA.—August 31, 2006—VIASPACE Inc. (OTCBB: VSPC), a company that transforms proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions, announced today that Mr. Kiehwan Kim has joined the VIASPACE subsidiary, Direct Methanol Fuel Cell Corporation (DMFCC), as Engineering Manager in Korea. Mr. Kim previously worked for Lear Corporation, Delphi Automotive Systems Company, DaeWoo Electronics Company and GoldStar (now LG). He received a BS in Mechanical Engineering from HanYang University in Seoul, Korea.

“Direct Methanol Fuel Cell Corporation has two cartridge manufacturing partners — Elentec and SMC — in Korea,” states Dr. Carl Kukkonen, CEO of both VIASPACE and DMFCC. “Both of our partners have engineering teams developing and prototyping cartridges. Mr. Kim will work closely with our partners and coordinate the engineering activities between Korea and the US. We are very pleased to have him on board.”

DMFCC focuses on producing disposable methanol fuel cartridges that will provide the energy source for laptop computers, cell phones and other portable electronic devices powered by direct methanol fuel cells. Fuel cells are expected to gain a substantial market share because they offer longer operating time as compared to current lithium ion batteries and may be instantaneously recharged by simply replacing the disposable fuel cartridge. It has been announced that direct methanol fuel cells are being developed for portable electronic applications by companies such as Toshiba, NEC, Hitachi and Sanyo in Japan, and by Samsung and LG in Korea.

About VIASPACE: Originally founded in 1998, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. VIASPACE focuses on direct methanol fuel cells and fuel cartridges, and on software and hardware for security and defense. Direct Methanol Fuel Cell Corporation has licensed more than 100 issued and pending patents on direct methanol fuel cell technology from Caltech. For more information, please see www.VIASPACE.com, or contact Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The risks are outlined in our periodic filings with the U.S. Securities and Exchange Commission, as well as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which VIASPACE has little or no control.